EXHIBIT 99.1

Contacts:
William S. McCalmont 972/753-2314	Douglas Lindsay 972/753-2342
Executive Vice President & CFO	Vice President of Finance
wmccalmont@acecashexpress.com	dlindsay@acecashexpress.com
ACE CASH EXPRESS EXPANDS STORE NETWORK
Agrees to Acquire 111 Stores from Popular, Inc.
DALLAS (September 21, 2005) — ACE Cash Express, Inc. (NASDAQ:AACE) today announced execution of an asset purchase agreement to acquire 111 stores owned and operated by Popular Cash Express, a subsidiary of Popular, Inc. (NASDAQ: BPOP), for $36 million. ACE also expects to invest approximately $5.0 million during the next 24 months on capital improvements to the acquired locations. The acquisition is expected to be completed by the end of the second quarter of fiscal 2006 and is subject to the satisfaction of various customary conditions, including consent of the seller’s landlords, receipt of requisite licenses and permits and consent from ACE’s bank group.
The Popular Cash Express stores being acquired offer check cashing, money order, wire transfer and bill pay services and are located in 4 states, including 71 stores in Southern California, 17 stores in Arizona, 14 stores in Florida and 9 stores in Texas. The Popular Cash Express stores do not currently offer short-term consumer loans, but ACE plans to introduce this product in approximately 95 of the acquired stores.
“The addition of the Popular Cash Express stores, and more importantly their people, is an opportunity to strengthen our presence in several key markets and leverage our existing infrastructure. Consistent with our growth plans, we will continue to combine new store openings with opportunistic acquisitions like Popular Cash Express. We welcome their customers and employees to the ACE network of over 1,370 stores,” stated Jay B. Shipowitz, President and Chief Executive Officer of ACE.
Financing for the acquisition includes up to $22.5 million in the form of a 3.625% convertible note issued to the seller, and the remainder in cash. The conversion price and the allocation between the note and cash components will be determined based on the average trading price of ACE’s common stock for the 30 days preceding the initial closing. ACE intends to stage multiple closings during its fiscal second quarter as the conditions to closing at each acquired store are satisfied.
“We expect the acquisition of these 111 stores to be between $0.26 and $0.30 accretive to earnings during the 12 months following the closing of the acquisition of all stores. This expected range includes approximately $1.0 million of transition costs expected to be expensed in the second quarter of fiscal 2006,” stated William S. McCalmont, Executive Vice President and Chief Financial Officer of ACE.
“We believe strongly in the potential of this business to serve well the large and growing low and moderate income segments of the population,” said Roberto R. Herencia, President of Banco Popular North America. “This transaction will allow us to hold an investment in the largest publicly traded player in the retail check cashing business. We remain committed to the industry as lender and servicer, and will do so now without being a direct competitor”.
Conference Call
An investor conference call will be held today, Wednesday, September 21 at 5:00 p.m. E.D.T., regarding the purchase of 111 stores from Popular Cash Express and first quarter guidance. To participate in the conference dial (800) 442-9701. The confirmation code is 9762624. Jay B. Shipowitz, President and Chief Executive Officer and William S. McCalmont, Executive Vice President and Chief Financial Officer will conduct the conference.
About ACE Cash Express
ACE Cash Express, Inc. is a leading retailer of financial services, including check cashing, short-term consumer loans and bill payment services, and the largest owner, operator and franchisor of check cashing stores in the United States. As of June 30, 2005, ACE had a network of 1,371 stores in 37 states and the District of Columbia, consisting of 1,142 company-owned stores and 229 franchised stores. ACE focuses on serving consumers, many of whom seek alternatives to traditional banking relationships in order to gain convenient and immediate access to check cashing services and short-term consumer loans. ACE’s website is found at http://www.acecashexpress.com.
Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally identified by the use of words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “target,” “goal,” “should,” “would,” and terms with similar meanings.
Although ACE believes that the current views and expectations reflected in these forward-looking statements are reasonable, these views and expectations, and the related statements, are inherently subject to risks, uncertainties, and other factors, many of which are not under ACE’s control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties and other factors could cause the actual results to differ materially from these in the forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, satisfaction of the various conditions to the closing of the acquisition of the Popular Cash Express stores, as well as, matters described in ACE’s reports filed with the Securities and Exchange Commission, such as:
•	ACE’s relationships with Republic Bank & Trust Company, First Bank of Delaware, Travelers Express and its affiliates, and its bank lenders;

•	ACE’s relationships with providers of services or products offered by ACE or property used in its operations;

•	federal and state governmental regulation of check cashing, short-term consumer lending and related financial services businesses;

•	any impact to ACE’s earnings derived from the loans offered by each of Republic Bank & Trust Company and First Bank of Delaware at ACE’s stores in Texas, Pennsylvania and Arkansas arising from the implementation of the revised Guidelines for Payday Lending announced on March 1, 2005 by the Federal

Deposit Insurance Corporation, which revised Guidelines provide guidance to banks that engage in payday lending, and include a requirement that such banks develop procedures to ensure that a payday loan is not provided to any customer with payday loans outstanding from any lender for more than 3 months in the previous 12 months;

•	any litigation;

•	theft and employee errors;

•	the availability of adequate financing, suitable locations, acquisition opportunities and experienced management employees to implement ACE’s growth strategy;

•	increases in interest rates, which would increase ACE’s borrowing costs;

•	the fragmentation of the check cashing industry and competition from various other sources, such as banks, savings and loans, short-term consumer lenders, and other similar financial services entities, as well as retail businesses that offer services offered by ACE;

•	the terms and performance of third-party services offered at ACE’s stores; and

•	customer demand and response to services offered at ACE’s stores.
ACE expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in ACE’s views or expectations, or otherwise. ACE makes no prediction or statement about the performance of its common stock.
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